Exhibit 99.1

Digital Recorders, Inc. Commemorates Transit Sign Business Anniversary;
  TwinVision na, Inc. Celebrates 10th Anniversary as a U.S. Transit
                  Industry Manufacturer and Supplier

    DALLAS--(BUSINESS WIRE)--May 22, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a technology leader in transportation and law enforcement digital communications and audio enhancement systems, proudly announces the 10th anniversary celebration of its TwinVision na, Inc. (TVna) business unit in Research Triangle Park, N.C.
    "Our TVna business unit has shown tremendous staying power in a complicated market in both difficult and good times. It has grown and delivered innovative products and services, and we believe it has made a positive difference for our customers during the past 10 years. All of this has been possible because our great team of people listened to customers while developing competitive and technologically advanced products and services. We intend to continue doing the same as we look forward to the next 10 years and beyond," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    The TVna business unit was formed as a North Carolina business entity on May 22, 1996, to manufacture, market, and service electronic destination sign systems (EDSS) within the U.S. transit market.

    HISTORICAL PERSPECTIVE

    Before 1982, transit destination messages were printed on "roll-curtain" signs. Often, the message was printed on a color background and the color was part of the destination message. For example, a destination message such as "downtown" may have been printed on a red background, which might have indicated to the public that the vehicle was for express (limited stops) service.
    In April 1996, Digital Recorders, Inc. acquired the predecessor of its Mobitec GmbH business unit based in Germany. As a result of the acquisition, the TwinVision(R) flip-dot, light-emitting diode (LED) technology made its way to the U.S. To manufacture, market, and service that technology within the U.S. transit market, the Company established the TVna business unit in May 1996.
    In July 1997, the TVna business unit introduced the TwinVision(R) LeDot(R) EDSS to the U.S. transit market.
    In July 1997, the TwinVision(R) ELYSE(R) proprietary software program was introduced. ELYSE(R) stands for "Editing Like You Should Expect." The Windows(R)-based program enables transit authority personnel to access TwinVision(R) EDSS products' programming features. Although programming tasks typically are handled by computer specialists, the software's easy-to-use, point-and-click features permit non-programmers to successfully change EDSS messages using hundreds of ADA-compliant fonts and graphics. The software also has a feedback feature that simultaneously shows text appearing on the transit vehicle's front sign within the Operator's Console Unit, eliminating the need for the transit operator to physically check the sign's text.
    In July 1997, the TwinVision(R) Operator's Console Unit was introduced. It controls all operating features of TwinVision(R) EDSS products. Its keypad is designed for easy entry in either decimal or hexadecimal format, and its PCMCIA card slot enables upload of destination data prepared with the TwinVision(R) ELYSE(R) software.
    In July 1999, the TVna business unit introduced the TwinVision(R) Amber All-LED EDSS. One of the most widely used EDSS products in the U.S. today, this solid-state second generation product features easy-to-see, amber-colored LEDs that provide an extremely bright message with wide-angle visibility both day and night. Since there are no moving parts in this product, maintenance costs are significantly reduced.
    In May 2001, the TVna business unit introduced the TwinVision(R) Chromatic Series, including TwinVision(R) Chroma I and TwinVision(R) Chroma IV. These products offer customers greater color flexibility and message display options for route and destination signs. The TwinVision(R) Chromatic Series incorporates colorized route capabilities while retaining EDSS message display advantages for the color vision impaired.
    In September 2005, the TVna business unit introduced a technologically advanced single lens LED to the U.S. transit market. The new LED was developed for the TVna business unit's exclusive use by a leading manufacturer of LEDs. It has a single lens device that utilizes a red, green, and blue die arrangement for wider angle viewing with constant viewing intensity that is mandated by transit requirements. In essence, this LED was optimized for transit applications and is not an off-the-shelf LED commonly found in the trade.
    The Company supports each of these products through a network of strategically placed field service technicians, a full service in-house diagnostic and repair facility, and a full complement of genuine TwinVision(R) spare parts.

    ABOUT THE TWINVISION NA, INC. BUSINESS UNIT

    Established in 1996, TwinVision na, Inc. designs, manufactures, sells, and services TwinVision(R) electronic destination sign systems used on public transit vehicles. For more information about the Company's TVna business unit, go to www.twinvisionsigns.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "will," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties as set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com